June 16, 2008

Mr. Ian McNeil
Chief Executive Officer
Searchlight Minerals Corp.
2441 West Horizon Ridge Parkway #120
Henderson, NV 89052

Dear Ian:

I am writing this letter to clarify some confusion arising from a recent article by a financial newswire reporter, which suggested that Arrakis, Inc. was not a corporation in good standing with the State of Colorado due to its failure to timely file its Corporate Report with the Secretary of State.

Upon learning of this article, we immediately checked and found that the last time Arrakis had paid its Corporate filing fee with the State of Colorado was in 2004. This was clearly an administrative error on our part, and I apologize if this has caused a problem for Searchlight Minerals. The reasons for the oversight are numerous, including relocation of our business and change of Office Managers, as well as change in the State’s time frame for reporting requirements. Upon learning of this, we contacted the Secretary of State’s office this week, paid the required fee, and were immediately restored to a position of currency and good standing as a corporation doing business in the State of Colorado. I would note that Arrakis was never ‘not registered’ as was suggested by the subject news wire. Instead, the license was temporarily suspended, which in Colorado means that it is immediately made current by paying the fee. Arrakis has never had any of its licenses revoked or questioned in any manner.

In our 20 years of existence, we have also never had any of our analytical data disputed by third party analytical review, although we are routinely checked by our clients and ourselves as part of our quality control / quality assurance practices. In umpired assays, we are consistently within the margin of error for the analysis tested. As you know, we go to great efforts to ensure that the analytical technique being used is the correct one for the sample being analyzed.

I would also note that the article is in error wherein it states that Arrakis has been “the corporate entity responsible for the mineral testing for both of the company’s exploration projects”. As you know, we have been primarily focused on the Searchlight Project and have performed check assays and analyses on the Clarkdale Project in support of Mountain States, which has been the main source of testing done on that project. I would submit that both Mountain States and Arrakis’ credentials are impeccable, and that all work performed by Mountain States’ and Arrakis is conducted under standard Chain-of Custody procedures compliant with SEC and other agency requirements.

I would also note that, as a matter of corporate policy and to avoid potential ‘conflicts of interest’, neither I, nor any Arrakis Associates, has any financial interest in, or owns stock in, Searchlight Minerals Corp., any of its projects, or any other client projects that we have ever been engaged in.

3040 S. Vallejo St., Englewood, CO 80110 - Phone/fax 303-806-8487 /303-806-9635 e-mail - arrakis002@aol.com

Although I have no way of commenting on the rest of the apparently ‘less than complete story’ presented in the subject article regarding current and past Searchlight associates, I can state for the record that no one associated with Searchlight Minerals Corp. has ever asked Arrakis to change or modify its testing methods or directed our testing or analytical methods in anyway. Moreover, all of Searchlight’s management is, in my opinion, to be commended on their totally honest and professional approach in interfacing with Arrakis.

As you know, and without restating our complete Statement of Qualification, Arrakis, Inc.,is a Colorado-based company, incorporated in 1988 as a mineral process consulting, testing, process system design, and equipment fabrication company. The company engages in substantial ore testing, assaying and process flow sheet development for the domestic and international mining industry, primarily in the area of refractory ore problem solving, which is why Searchlight Minerals originally engaged us. Another important business activity involves the bench / pilot treatability testing and full-scale design, fabrication, and operation of environmental remediation systems. Arrakis has performed remediation system design and pilot design, build, and operate services for both the Department of Defense and the Department of Energy on sites throughout the United States on contaminants ranging from PCB to plutonium.

The Principal and Senior Associates of Arrakis, Inc. have over 100 years of combined industry experience and form the technical core of the company.

I am the Principal of Arrakis, Inc. and current chairman of the Extractive Metallurgy Chapter in Denver of the Society for Mining, Metallurgy and Exploration of the United States. I have over 35 years of experience in mining and process engineering, management, environmental compliance, and remediation. Some of my recent mining experience involves the development and successful application of innovative technologies to economically extract gold and platinum group metals from brine waste streams. On another project, I designed a system to economically recover both titanium dioxide and gold from a refractory ore. I also have had direct technical and management responsibility for the bench / pilot testing of remediation systems and final remediation for numerous CERCLA, DOE, and DoD hazardous and radioactive waste sites throughout the U.S. The remediation systems with which I have been directly involved include soil washing, incineration, low and high temperature thermal desorption, ground and process water treatment with most known technologies, and vitrification. These remediation technologies are direct applications of mineral processing technologies, such as gravity concentration, froth flotation, chemical leaching, size separation, etc. During my career, I served as Senior Mining Engineer, Western U.S., for Consolidation Coal (owned by DuPont) and as Vice President of Nuclear Remediation Technologies (owned by General Atomics). In addition, I have provided consulting services to name brand consulting companies such as Bechtel and Behre Dolbear.

Mr. Richard S. Kunter is a Senior Associate with 32 years of experience as a metallurgical process engineering consultant and as a senior engineer and process plant manager with companies involved in precious and base metals, uranium, nuclear fuels, and environmental remediation technologies. He previously served as Corporate Senior Metallurgist for Homestake Mining and is currently also affiliated with Behre Dolbear, international mining consultants. Mr. Kunter consults directly for the World Bank on international mining project due diligence. Among other titles, such as Fellow of the Australian Mining and Metallurgical Institute, he currently holds the legal title of a “Qualified Person” under SEC regulations in regard to opinions of mining and mineral matters.

3040 S. Vallejo St., Englewood, CO 80110 - Phone/fax 303-806-8487 /303-806-9635 e-mail - arrakis002@aol.com

Mr. Mike Thomas is a Senior Associate with 38 years of experience in precious and platinum group metals assaying, chemistry and extractive metallurgy. He has worked for small and large mining companies around the world. An area of special expertise for Mr. Thomas involves analytical technique development for quantitative determination of gold and platinum group metals in difficult matrix or refractory ores. He also currently teaches minerals processing at the Colorado School of Mines.

Dr. Ronald T. Poole is a Senior Associate with 32 years of experience as a chemist and extractive metallurgist specializing in platinum group metal extraction and refining. Previously, he was Chief Metallurgist for Anglo Platinum and PGM refinery manager for Lonrho Mining, both in South Africa.

All of the above noted Associates have minimum B.S. degrees and some have M.S. and/or PhD degrees. All are career members of the Society of Mining and Metallurgical Engineers, as well as other professional organizations such as the American Chemical Society and the American Nuclear Society.

All of the above people have provided, and continue to provide, direct technical support on your Searchlight Project.

Arrakis offers its clients a wide spectrum of mining process and environmental remediation services based on the following resource base:

•
Treatability Laboratory - Arrakis maintains a well equipped bulk treatability laboratory in Denver to perform both bench and pilot testing on mineral ore and hazardous waste using common unit processes such as: froth flotation, tall column flotation, soil washing, chemical extraction, gravity concentration, pressure oxidation, electrostatic and magnetic separation, most water treatment technologies, incineration, vitrification, and stabilization.

•
Analytical Laboratory - Arrakis owns and operates a fully equipped analytical laboratory to support its ore and hazardous waste testing and system design. The lab is under the supervision of an experienced chemist and allows rapid test results to support work decisions on a real-time basis, versus sending samples out and incurring a typical two-week delay in receiving results. The laboratory is equipped with Varian and Perkin Elmer Atomic Adsorption units utilizing both flame and graphite furnace techniques. It also contains a traditional fire assay section and a Spectrophotometer for rapid qualitative element identification.

3040 S. Vallejo St., Englewood, CO 80110 - Phone/fax 303-806-8487 /303-806-9635 e-mail - arrakis002@aol.com

•
Fabrication Facility - Arrakis maintains a fully equipped fabrication facility co-located with its fully equipped machine shop. This facility is operated by a very experienced staff and offers all standard welding and machining processes, as well as extensive stainless steel and alloy metal fabrication.

•
Specialist Professional Network - Arrakis maintains teaming agreements and sub-contract agreements with specialty professionals such as pyro-metallurgists, hydro-metallurgists, chemical engineers, and bio-remediation specialists. This allows a client to access these professionals on an “as-needed” basis, without having to absorb an increased Arrakis overhead rate to maintain them.

•
Mining and Remediation Technology Vendor Network - Arrakis maintains teaming agreements with specialty technology vendors that are considered “best in class” by the company. This offers clients the ability to access individual companies with reputations for providing systems that ensure project success.

In summary, Arrakis, Inc. offers its clients the benefit of extensive hands-on experience with most known process systems, a wide network of specialty companies and professionals, and an attitude of commitment to customer satisfaction and effective solutions to mining / mineral processing and/or environmental waste problems. Our senior experienced staff, coupled with our complete testing facility and our ability to access other highly experienced specialists on an as-needed basis, provides Arrakis with the resources necessary to provide very cost-effective solutions to complex process issues.

In closing, I would note that it is indeed a shame that some journalists believe that the only articles worthy of printing with regard to small mining companies are negative in nature. And while there has indeed been a history of mining frauds in the United States involving “small cap companies”, it is unfortunate that the journalist in question decided to paint you with a very wide brush and did not care to dig a bit deeper and present “the rest of the story” about Searchlight Minerals, which in my opinion is a very well-managed and operated company doing its utmost to perform in accordance with the goals and expectations set forth within the investment community.

Should you have any further questions regarding this matter, or care for me to discuss it with you or any of your investors, please do not hesitate to let me know.

Sincerely,

/s/ JAMES R. MURRAY

James R. Murray
Principal
Arrakis, Inc.

3040 S. Vallejo St., Englewood, CO 80110 - Phone/fax 303-806-8487 /303-806-9635 e-mail - arrakis002@aol.com